Exhibit 10.12

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) by and between Daseke, Inc. a Delaware corporation (the “Company”) and Scott Wheeler (“Employee”), dated as of March 4, 2019, and effective as of January 1, 2019, amends the Employment Agreement dated February 27, 2017, as amended by an amendment dated August 30, 2018, (collectively “Agreement”).

RECITALS

WHEREAS, Company and Employee desire to amend the Agreement in certain respects and have entered into this Amendment for that purpose; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

AMENDMENT

1.     Incorporation of Recitals. The recitals set forth above are incorporated by reference herein, as though fully set forth at length.

2.     Incorporation of Guaranty. The terms of the Agreement are incorporated by reference herein, as though fully set forth at length. This Amendment shall be a part of the Agreement and incorporated by reference therein.

3.     Amendment to Section 3(a) of the Agreement.  Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following:

Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $525,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for other senior executives as may exist from time to time, but no less frequently than monthly. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased but not decreased (unless agreed to in writing by Employee). To the extent applicable, the term “Base Salary” shall include any such increases (or decreases agreed to in writing by Employee) to the Base Salary enumerated above

4.     Amendment to Section 3(b) of the Agreement.  Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”) (which, for purposes of clarity will include calendar year 2017). Each Annual Bonus shall have a target value that is not less than $275,000. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Compensation Committee annually, in its sole discretion. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable calendar year to which such Annual Bonus relates (the “Bonus Year”) have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid

5.     No Other Modifications. Except as expressly amended pursuant to the terms of this Amendment, the Agreement has not been amended in any other respect.

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IN WITNESS WHEREOF, Company and Employee have executed this Amendment effective as of the date first above written.

EMPLOYEE

By:	/s/ R. Scott Wheeler
R. Scott Wheeler

DASEKE, INC.

By:	/s/ Don R. Daseke

	Name:	Don R. Daseke
	Title:	Chief Executive Officer